CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”), we hereby consent to reference to the firm-wide Global Investment Performance Services (GIPS) verification of Fuller & Thaler for the periods: (a) January 1, 1992 through March 31, 2016; and (b) January 1, 2017 through December 31, 2022, issued by Adviser Compliance Associates, LLC1 doing business as ACA Group, and to related references to our firm, included in or made a part of Fuller & Thaler’s Prospectus dated January 29, 2024 for the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund, the Fuller & Thaler Behavioral Mid-Cap Value Fund, the Fuller & Thaler Behavioral Unconstrained Equity Fund, the Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and the Fuller & Thaler Behavioral Micro-Cap Equity Fund mutual funds.

January 29, 2024

Adviser Compliance Associates, LLC

By: Jaimie Douglas

Senior Counsel, ACA Group

1 Adviser Compliance Associates, LLC is the successor by merger of ACA Performance Services, LLC.